Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Immunome, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(r)	11,500,000(2)	$20.00	$230,000,000	$147.60 per $1,000,000	$33,948

	Total Offering Amounts				—	$230,000,000	—	$33,948
	Total Fees Previously Paid							—
	Total Fee Offsets						—	—
	Net Fee Due						—	$33,948

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3 (File No. 333-277036) on February 13, 2024 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2)	Includes 1,500,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.